EQUITY DERIVATIVES STRUCTURING

Filed pursuant to Rule 433
Registration Statement No. 333-158199-10

Wednesday, April 20, 2011

Credit Suisse Alternative ETNs
Monthly Update April 2011

Bloomberg	Name		Outstanding Amount $mn	Listing Date
CSLS US	Credit Suisse Long/Short Liquid Index (Net) ETN		30.37	22-Feb-10
CSMA US	Credit Suisse Merger Arbitrage Liquid Index (Net) ETN		61.93	4-Oct-10
CSMB US	2x Monthly Leveraged Credit Suisse Merger Arbitrage Liquid Index (Net) ETN		27.57	8-Mar-11
Returns	Past Month	Past 3 Months	Past 6 Months	YTD
S&P 500 Index (SPX)	4.04%	3.96%	12.97%	5.83%
CSLS US	3.29%	3.10%	5.60%	4.14%
CSMA US	2.15%	3.67%	4.03%	4.14%
CSMB US	2.72%	-	-	2.45%*
Volatility	1M	3M	6M
SPX	12.54%	11.96%	13.63%
CSLS US	5.96%	5.28%	13.86%
CSMA US	3.05%	3.23%	-	-
CSMB US	6.11%	-	-	-
Maximum Drawdown Since Listing Date	1D	1W	1M	3M
CSLS US since 22-Feb-10	-5.66%	-7.04%	-6.94%	-7.04%
SPX since 22-Feb-10	-3.90%	-7.42%	-11.89%	-14.03%
CSMA US since 4-Oct-10	-1.70%	-1.59%	-2.38%	-0.20%
SPX since 4-Oct-10	-2.05%	-4.78%	-5.66%	0.78%
CSMB US since 8-Mar-11	-0.70%	-0.85%	2.40%	-
SPX since 8-Mar-11	-1.95%	-4.78%	0.62%	-

* Inception to Date
Sources: Bloomberg, Credit Suisse

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including the prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of the ETNs. Before you invest, you should read the applicable pricing supplements, the underlying supplement dated June 24, 2010, if applicable, the prospectus supplement dated March 25, 2009, and prospectus dated March 25, 2009 to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, underlying supplement, if applicable, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the applicable pricing supplement, the underlying supplement, if applicable, the prospectus supplement and prospectus on the SEC website at www.sec.gov.

Contacts
Christin Hinkle
Equity Derivatives Structuring
212 538 2216